Exhibit No. 10.16

ENSCO INTERNATIONAL INCORPORATED KEY EMPLOYEES' INCENTIVE COMPENSATION PLAN (As Revised and Restated Effective January 1, 2001) ARTICLE I INTRODUCTION, PURPOSE, AND EFFECTIVE DATE

1.1	Introduction

This document is the ENSCO International Incorporated (ENSCO) Key Employees' Incentive Compensation Plan. It sets forth the Plan's purpose and objectives, performance factors, funding and award guidelines, eligibility and participation requirements, and administrative provisions.
The Plan is based on the premises that awards should focus attention on the interests of shareholders, reflect the nature of the positions covered by the Plan, and provide rewards consistent with competitive compensation practices for key employees. The key performance factors are return on assets, relative financial performance in the industry, and key operational or functional objectives. Performance measures may be adjusted over time, consistent with the economic environment. The Plan uses a combination of absolute and relative measures and incorporates a process of weighting Company, Business Unit and Individual functional objectives, which collectively are used to determine Formula Derived Allocations.
The Plan also provides for Discretionary Allocations, the maximum amount of which when combined with the Formula Derived Allocations does not exceed 2.5% of Net Income for any Plan Year. Any or all of the Discretionary Allocation may be distributed among the Plan Participants in such manner as the Board of Directors or the Committee administering the Plan deems appropriate.
Each Participant's Incentive Award for each Plan Year shall consist of the total of his or her Formula Derived and his or her Discretionary Allocations.

1.2	Purpose and Objectives of the Plan

The purpose of the Plan is to motivate and reward key employees for achievement of Company, Business Unit, and Individual goals important in furthering shareholder interests. While it includes direct measures of return on assets employed, it will also consider other financial measures, operational objectives aimed at protecting shareholder interests, and performance criteria important to future financial performance. Thus, it provides a balanced focus. The Plan provides annual cash compensation tied to short term measures, which are important in improving and sustaining shareholder return. Incentive Awards are paid in three installments over a two-year period, therefore providing a retention factor for key employees. Method and timing of payments is covered in Article VI).

1.3	Effective Date

The effective date of the Revised and Restated Plan is January 1, 2001, as approved by the Board of Directors of ENSCO on November 14, 2000.

ARTICLE II PARTICIPATION AND ELIGIBILITY

2.1	Participation

A Participant is any officer of the Company or other key employee recommended by the Vice President - Administration and approved by the Chief Executive Officer for a given year. The Incentive Target will be based on the Participant's level of responsibility and potential impact on Company performance as reflected in an assigned job/salary grade as further defined in Article IV.

2.2	Eligible Employees

Eligible positions from which individuals may be selected for participation include positions evaluated to be at salary grade 22 and above. A new or current employee who moves into an eligible position during the Plan Year may participate at the discretion of the Chief Executive Officer. Such individual's award will be prorated for the portion of the year the individual was eligible unless the Committee determines otherwise.

ARTICLE III FUNDING

3.1	Funding - General

The Plan is not funded in the sense of a "funded plan" under IRS or other government regulations, which prescribe certain Participant rights and fiduciary obligations. Funding for the Plan will be equivalent to the sum of individual Incentive Awards. However, total funding for each Plan Year for the Formula Derived Allocations is limited to a maximum stated percentage of Net Income, as described hereafter. Funding is for accounting purposes only and does not confer any rights to Participants to any portion of such funds except under the Plan rules and award guidelines.

3.2	Funding - General

The total Formula Derived Allocation amounts for a Plan Year shall be limited to no more than 2.0% of Net Income. (See Article V, section 5.6.2) If the sum of Formula Derived Allocations exceeds this limit, all individual Formula Derived Allocations for the Plan Year will be adjusted downward on a pro rata basis using the formula:

(2.0% / Unadjusted % of Net Income) x Unadjusted Award = Formula Derived Allocation

3.3	Funding Tied to Performance on Financial and Operational Goals

The awards that can be earned in various performance areas are combined to determine the actual Formula Derived Incentive award. The approach to defining performance requirements and measuring results is described further in Article V. An Incentive Award Worksheet illustrates how Formula Derived Incentives are determined based on areas of performance. These areas are Company, Business Unit (which may include sectors such as individual rigs or vessels) and individual performance. While RONAEBIT, EBITDA Margin and Operating Margin are the only measures stated in the Plan for assessment of Company and Business Unit performance, other measures supporting business strategy may be added as determined by the Board or Committee. Annual Incentive Awards will also contain a Discretionary Incentive component any or all of which may be distributed among Plan Participants as determined by the Board or Committee.

ARTICLE IV INCENTIVE AWARD TARGETS AND OPPORTUNITY

4.1	Formula Derived Incentive Award Targets

Each eligible position under Plan award guidelines has a Formula Derived Incentive Target Award level stated as a percentage of salary. The Formula Derived Incentive Target Award levels are defined below by salary grade:

Award Level	Salary Grade	Formula Derived Incentive Target Award

V	36 & Above	60% of Base Salary
IV	33 - 35	50% of Base Salary
III	27 - 32	40% of Base Salary
II	24 - 26	30% of Base Salary
I	22 - 23	25% of Base Salary

The Target Awards are based on competitive market data for positions at these levels in the same industry and also reflect the Company's decision, as a matter of management compensation philosophy, to place an element of key personnel compensation "at risk" and dependent upon the commercial success of the business.

4.2	Discretionary Opportunity

In addition to Formula Derived Incentive amounts for performance against Plan Year goals, a Discretionary Incentive pool will be established in such manner that when combined with the Formula Derived Incentive amount it does not exceed 2.5% of Net Income. Any or all of this pool may be distributed among Plan Participants at the discretion of the Board or Committee based on contributions to corporate objectives by individuals or Business Units during the Plan Year. Each Participant's individual Discretionary Allocation for a Plan Year shall be that amount determined by the Board or Committee, without maximum or minimum limitation. The Discretionary Allocation, if any, is funded "in addition to" the Formula Derived Allocation. (See Article III, section 3.2)

ARTICLE V PERFORMANCE MEASUREMENT AND AWARD DETERMINATION

5.1	General Performance Factors

Formula Derived Allocations are based on a combination of three factors felt to be important in sustaining performance as a viable competitor in its industry. These three factors are return on asset employed (using RONAEBIT), relative financial performance, and functional criteria.
Return on Net Assets Employed before Interest and Taxes (RONAEBIT)- This measure enables a benchmark comparison with other investment opportunities and also rewards generation of cash and effective balance sheet management. By excluding interest and taxes the calculation focuses on operating measures that Business Unit management can control. The following states RONAEBIT as a formula:

RONAEBIT =	Earnings[1]Before Interest and Taxes ("EBIT") Average Net Assets[2] Employed ("Average NAE")

[1]The "Earnings" in "EBIT" is operating income before accruals for incentive and after depreciation of fixed assets and amortization of leasehold improvements, goodwill and other intangibles. (See definitions section, under EBIT, for full list of P&L items included and excluded).
[2]"Assets" included in the formula depend on whether the measure is at the Company or Business Unit level. At the Company level it includes total assets less cash and cash equivalents and non-interest bearing liabilities (except accrued interest, incentive accruals, and dividends payable). For Business Units it includes net property and equipment plus inventory and accounts receivable less accounts payable. The modified definition of assets at the Business Unit level is necessary, as certain balance sheet accounts are not allocated to this level under the Company's standard accounting practices. (See definitions section, under NAE, for a full list of balance sheet items included and excluded).
Relative Financial Performance - The volatility and impact of market forces creates a need to measure performance against an industry benchmark in order to have a meaningful incentive program. At the Company level, EBITDA Margin is used as the relative criteria of performance comparing the Company as a whole to Peer Companies in the same industry. For Business Units (which as a group significantly affects, if not controls, Company results), an absolute measure of Operating Margin is used.
Functional Criteria - The Formula Derived Incentive award calculations are based partially upon attainment of key functional objectives. Functional objectives will include quantitative, measurable performance criteria. Specific objectives will be determined from time to time by the Compensation Committee. These objectives include measures of stock price appreciation, G & A expense, and safety.

5.2	Procedure for Measuring Company Performance

The Committee will establish goals and objectives against which the Company's performance will be evaluated for the Plan Year. Currently, the measures incorporated for Company performance are Return on Net Assets Employed Before Interest and Taxes (RONAEBIT), and EBITDA Margin (see definitions section).

5.2.1	RONAEBIT as a Company Measure

Forty percent (40%) of the incentive opportunity for this objective will be earned when the Company's RONAEBIT (as defined in Article VII) reaches 200% of the Risk Free Rate of Return (as defined in Article VII). Sixty percent (60%) of the incentive opportunity is earned when the Company's RONAEBIT reaches 250% of the Risk Free Rate of Return. Eighty percent (80%) of the incentive opportunity is earned when the Company's RONAEBIT reaches 300% of the Risk Free Rate of Return. One hundred percent (100%) of the incentive opportunity is earned when the Company's RONAEBIT reaches 350% of the Risk Free Rate of Return. At the discretion of the Committee the target levels may be adjusted to reflect current business conditions.

5.2.2	EBITDA Margin as a Company Measure

EBITDA Margin is used as a measure of the Company's performance as compared to Peer Companies in the industry as defined in Article VII. No incentive is earned with regard to this performance objective unless the Company's EBITDA Margin is better than all but two of the Peer Companies, and is at least 25%. Sixty percent (60%) of the incentive opportunity is earned upon achieving these two objectives. Subject in all cases to a minimum rate of 25%, eighty percent (80%) of the incentive opportunity is earned once the Company's EBITDA Margin is better than all but one of the Peer Companies. One Hundred percent (100%) of the incentive opportunity is earned when the Company's EBITDA Margin exceeds those of all Peer Companies.
The goals set are on a scale, which may be changed by the Committee as it deems appropriate. The information in Table I illustrates this approach.

TABLE I

Performance Goals

COMPANY	40%	60%	80%	100%
Performance Measure	Earned	Earned	Earned	Earned

RONAEBIT vs
Risk Free Rate of Return	x 200%	x 250%	x 300%	x 350%

EBITDA Margin	Not Applicable	3rd Best	2nd Best	Best

5.2.3	Other

Only EBITDA Margin and RONAEBIT are included as specified Company performance measures in the Plan. However, at the Committee's discretion depending on current strategies, other financial objectives might be added for a given year.

5.3	Procedure for Measuring Business Unit Performance

Objectives or performance goals for each Business Unit (including sectors within a Business Unit) will be established at the start of the Plan Year and approved by the Chief Executive Officer. Goals that are to be measured as part of the Plan are presented to the Committee as part of the incentive goal setting process. The Board or Committee will approve those levels of performance that, if achieved, will earn various percentages of the incentive opportunity for those objectives. Objectives for Business Units will include Return on Assets Employed Before Interest and Taxes (RONAEBIT) and Operating Margin.

5.3.1	RONAEBIT at the Business Unit Level

The RONAEBIT performance goals will be established based upon historic performance data and projected business conditions, consistent with performance objectives for the Company as a whole. It is anticipated that RONAEBIT performance goals at the Business Unit level will be higher than objectives for the Company as a whole. Specific RONAEBIT performance goals may vary among Business Units due to differing business conditions.

5.3.2	Business Unit Operating Margin

As with RONAEBIT, performance goals will be established based on historic performance data and projected business conditions, consistent with those performance objectives established for the Company as a whole. No measure against Peer Companies is contemplated in the evaluation of Business Unit performance, although this may be added at the discretion of the Committee. This measure may be absolute for the measurement period or stated relative to some external rate of return.

5.3.3	Performance Measures for Sectors Within a Business Unit

The Plan anticipates that performance for incentive purposes be measured as close to the level of accountability as possible. Accordingly, Operating Margin goals for sectors within a Business Unit, such as individual drilling rigs or boats, may be established for Participants directly accountable for such sectors. The measure at this level will be in addition to the overall Business Unit measure.

5.4	Procedures for Measuring Individual or Functional Performance

Individual or functional objectives will include quantitative, measurable performance criteria. With the adoption of this Plan, these objectives will include stock price appreciation, G & A expense, and safety. Participants' individual measurement criteria may include any or all of these objectives as determined during the goal setting process.

5.4.1	Stock Price Appreciation

For purposes of this performance objective, the average selling price of the Company's common stock during the fourth quarter of the Plan Year will be compared to a similar average for the fourth quarter of the prior year. Forty percent (40%) of the incentive opportunity will be earned if the stock price has increased. Sixty percent (60%) of the incentive opportunity will be earned if the stock price has increased by 10%. Eighty percent (80%) of the incentive opportunity will be earned if the stock price has increased by 15%. One hundred percent (100%) of the incentive opportunity will be earned if the stock price has increased by 20%.

5.4.2	G & A Expense

G & A expense is calculated as a percentage of revenue, and as a percentage of Capital Employed. The two calculations are combined into a single measure by averaging and the resulting measure will be compared to the Peer Companies. Forty percent (40%) of the incentive opportunity will be earned if the Company's G & A expense measure is lower than all but two of the Peer Companies. Sixty percent (60%) of the incentive opportunity will be earned if the Company's G & A expense measure is lower than all but one of the Peer Companies. Eighty percent (80%) of the incentive opportunity will be earned if the Company's G & A expense measure is lower than all of the Peer Companies. One hundred percent (100%) of the incentive opportunity will be earned if the Company's G & A expense measure is 10% lower than that of the lowest of the Peer Companies.

5.4.3	Employee Safety

Forty percent (40%) of the incentive opportunity will be earned if those operations within the Participant's area of responsibility achieve a Total Recordable Incident Rate (TRIR) better than the industry average for their industry segment. Sixty percent (60%) of the incentive opportunity will be earned if the relevant TRIR performance is 20% better than the industry average. Eighty percent (80%) of the incentive opportunity will be earned if the relevant TRIR performance is 40% better than the industry average. One hundred percent (100%) of the incentive opportunity will be earned if the relevant TRIR performance is 60% better than the industry average within the Participant's area of responsibility during the Plan Year.

5.5	Weighting of Company, Business Unit, and Individual Objectives

The three major categories of performance objective; Company, Business Unit, and Individual, are assigned weights indicating relative importance in evaluation of performance results for the Participant. Weights are additionally assigned to each of the performance objectives within each major category.
Generally, it is expected that Business Unit Participants will be weighted more heavily on Business Unit criteria and less on Company criteria. Corporate staff employees and senior executives will generally be weighted more on Company performance criteria. The weights in Table II provide a general guide for administration of the Plan but may be modified by the Board or the Committee as deemed appropriate.

TABLE II Relative Weights of Corporate, Business Unit and Individual Performance

	Weighting of Performance Objectives

		Division /
	Corporate	Business Unit	Individual
Corporate
CEO	60-100%	-0-	0-40%
Senior VP & COO	60-100%	-0-	0-40%
Other Senior Management	60-100%	-0-	0-40%
Upper Middle Management	50-80%	-0-	20-80%
Middle Management	50-80%	-0-	20-50%

Business Unit
Senior Management	20%	40-80%	0-40%
Upper Middle Management	20%	30-60%	20-50%
Middle Management	20%	30-60%	20-50%

5.6	Calculation of Formula Derived Incentive Award

5.6.1	Incentive Award Worksheet
An Incentive Award Worksheet, which can be used for summarizing performance results and determination of the Formula Derived Allocation for each Participant, is attached as an exhibit to the Plan document. In addition to pertinent information on the Participant and the position held, there are three major sections covering Company, Business Unit, and Individual or functional performance goal information. Each of these sections has an overall weight assigned, designating that section's importance in determining overall performance for incentive purposes. The weight is the percentage of each Participant's Incentive Target that can be earned by performance of the objectives within that section.
The performance summary table at the bottom of the Incentive Award Worksheet has been excerpted and reproduced as Table III. The "weight" for each section is stated as a percentage in the first column, and then multiplied by the Incentive Target for the position to determine the target opportunity ($) for the three major areas of performance. This opportunity amount for each section is multiplied by the "percent earned" to determine the "actual award" for each section. The sum of this column is the total Formula Derived Allocation for the Participant, before any adjustment that might be necessary due to the Plan limitation on funding as a percent of Net Income, and exclusive of any Discretionary Allocation.

TABLE III
(Summary)
		Target	Percent	Actual
Performance Measure	Weight	Opportunity	X Earned	= Award

Company Performance	%	$	%	$
Business Unit Performance	%	$	%	$
Individual Performance	%	$	%	$
Total Award	100%	$	%	$

5.6.2	Adjustment for Percentage of Net Income Limitation
Because the Plan has a limit of 2.0% of Net Income on the total of all Formula Derived Incentive awards, the award for the Plan Year must be tested to ensure conformance. If the Formula Derived Incentive total exceeds 2.0% of Net Income, then all awards are multiplied by an adjustment factor determined by the formula in the "net income limitation". (See Article III, section 3.2)

5.7	Calculation of Discretionary Incentive Award

After the aggregate Formula Derived Incentive award is determined in accordance with section 5.6, the calculation of the Discretionary Incentive award can be made. The maximum Discretionary Incentive award is 2.5% of Net Income minus the total Formula Derived Incentive amount.
The Chief Executive Officer of the Company shall make a recommendation to the Committee regarding distribution of the Discretionary Incentive award among the Participants, including therewith any special circumstances which he feels relevant to the level of award for Participants, or groups of Participants, during the Plan Year. The Committee shall have final authority regarding distribution of the Discretionary Incentive award among the Participants. The Plan does not require distribution of the total Discretionary Incentive award or any part thereof.

5.8	Calculation of Total Incentive Award

Each Participant's total Incentive Award for the Plan Year will be the sum of his or her Formula Derived Incentive award and his or her Discretionary Incentive award.

ARTICLE VI ADMINISTRATION PROVISIONS

6.1	Authority to Administer

The Committee will have responsibility for administration of the Plan. The Committee will have full authority to determine awards, eligibility and participation, interpret the Plan's provisions, set rules, and administer the Plan in the interests of ENSCO and its shareholders. Any and all matters involving the Plan, including but not limited to disputes involving Participants and their beneficiaries, shall be referred to the Committee. The Committee has the exclusive discretionary authority to construe the terms of the Plan and the exclusive discretionary authority to determine eligibility for all benefits hereunder. Any such determinations or interpretations of the Plan adopted by the Committee shall be final and conclusive and shall bind all parties. The Committee may delegate administrative responsibilities, as it deems appropriate.

6.2	Amendment, Suspension, or Termination of the Plan

6.2.1	Authority to Change the Plan
The Plan may be amended, suspended, or terminated by the Committee or the Board of Directors, except no amendment that would increase the total of Formula Derived Incentives beyond 2.0% of the Company's Net Income shall be made without the approval of the Board of Directors.

6.2.2	Affect of Amendment, Suspension, or Termination of Plan
No amendment, suspension or termination of the Plan shall materially adversely affect the rights of a Participant with respect to compensation previously earned and not yet paid. In the event that the Plan shall be suspended or terminated during the course of a Plan Year, an Incentive Award calculated in accordance with the terms of the Plan prior to such event will be paid to Participants on a pro rata basis. Modification or termination of the Plan after a Plan Year shall not adversely affect the rights of Participants with respect to remaining Installments. In conjunction with a Plan termination, the Committee may in its discretion accelerate part or all of any unpaid Incentive Installments.

6.3	Method and Timing of Payment

Incentive Awards are earned subject to fulfillment of employment continuation requirements. (See sections 6.4 and 6.5)
Payments under this Plan shall be made in cash in three Installments. Subject to employment continuation requirements, the first Installment of 50% of the Incentive Award is earned on December 31 of the Plan Year. The second and third Installments, each equivalent to 25% of the Incentive Award, are earned on December 31 of the respective Installment Years, subject to meeting the requirement of continued employment through the dates on which such Installments are paid. The first Installment of the award will be paid once performance results have been determined and reviewed by the Committee and such awards have been calculated and approved. This review and determination process will take place as soon as practicable after the end of the Plan Year. The second and third Installments will be paid as soon as practicable after December 31 of the Installment Year.

6.4	Employee Termination "For Cause" or Resignation

A Participant who resigns or is terminated involuntarily "for cause" before the Incentive Award or any of the applicable Installments is paid, forfeits the unpaid Incentive Award.

6.5	Retirement, Disability, Death or Termination "Without Cause"

In the event of Retirement, death, termination due to disability, or termination "without cause" during the Plan Year, the Incentive Award will be determined on a pro rata basis for the Plan Year, and all unpaid Installments will become payable. In the event of death, payment will be made to the beneficiary or beneficiaries as designated on the Participant's group life insurance beneficiary designation form. In the absence of a beneficiary form, payment of the Incentive Award will be made to the estate of the deceased employee.

6.6	Promotion or Transfer

In the event of promotion or transfer during the Plan Year the Incentive Award will be determined on a pro rata basis at the different job levels and/or different Business Units or Business Unit sectors. Promotion or transfer after the Plan Year does not affect determination of the Incentive Award amount.

6.7	Change-in-Control

6.7.1	Committee Discretion
The Committee may in its discretion direct that employment continuation requirements be waived and that all Installment payments of Incentive Awards be accelerated and paid in a lump sum if it finds, in its sole discretion, that a major challenge to the control of the Company exists.

6.7.2	Automatic Acceleration of Installment Payments
If in fact a change-in-control occurs, all unpaid Incentive Installments applicable to Incentive Awards previously determined will be paid to Participants within 60 days of such event. A change-in-control for purposes of this paragraph 6.7.2 shall be deemed to occur if 1) any person or group within the meaning of the Securities Exchange Act of 1934, as amended, acquired (together with voting securities of the Company held by such person or group) more than 50% of the outstanding voting securities of the Company (whether directly, indirectly, beneficially or of record) pursuant to any transaction or combination of transactions, or 2) the individuals who, on the effective date of the Plan, constituted the Board of Directors of the Company (the "Incumbent Board") cease, for any reason, to constitute at least a majority thereof. For purposes of this provision, a person becoming a Director subsequent to the effective date of the Plan whose election or nomination for election by the Company's shareholders was approved by a vote of at least a majority of the Directors comprising the Incumbent Board shall for this purpose be considered as though he was a member of the Incumbent Board.

6.8	Tax Withholding

Incentive Awards under this Plan will be subject to tax withholding as required by law.

6.9	Impact on Employee Benefits

Incentive Awards paid under this Plan shall not be included in the determination of an employee's eligible compensation when determining benefits under other benefits programs.

6.10	Alienation and Subordination of Benefits

No benefit or payment under the Plan may be subject to anticipation, alienation, sale, transfer, assignment, pledge, encumbrance or charge, except by will or the laws of descent and distribution, and any attempt to treat otherwise shall be void. No payment or benefit shall be in any manner liable for or subject to the recipient's debts, contracts, liabilities, or torts except where legislation provides for regulatory action or court order (garnishment, etc.) to supersede this restriction.

6.11	Employment Contract Not Implied

Neither the establishment of the Plan nor the payment of any compensation under the Plan, nor any action of the Company in connection with the Plan or related payments, shall be held to confer upon any individual any legal right to remain an employee of the Company.

6.12	Applicable State Laws

This Plan shall be governed by and construed in accordance with the laws of the State of Texas.

ARTICLE VII DEFINITIONS

7.1	"Average" NAE

The Average NAE (for calculation of RONAEBIT) will be a thirteen (13) point average of NAE at the end of each month starting with the last day of the year prior to the applicable Plan Year and ending with the last day of the Plan Year. (See NAE definition).

7.2	Business Unit

Any division or major department of ENSCO or its subsidiaries, with a defined management group, for which performance measures under this Plan are applied. For purposes of this Plan, Business Units include but are not limited to ENSCO Marine Company and the Drilling Division's Gulf of Mexico, Europe, Asia and South America districts.

7.3	Capital Employed

Stockholders' Equity plus any interest or dividend bearing liabilities.

7.4	Company

ENSCO International Incorporated (ENSCO) and its subsidiaries and affiliates.

7.5	Compensation Committee (or Committee)

The Nominating and Compensation Committee of the Board of Directors of ENSCO International Incorporated.

7.6	Discretionary Allocation (or Discretionary Incentive)

An incentive award pool in the amount of 2.5% of Net Income minus the Formula Derived Allocations earned by all Participants during a Plan Year, any or all of which may be distributed among Participants, each Participant's share being determined by the Committee.

7.7	EBIT (Earnings Before Interest and Taxes)

EBIT is operating profits after charges for G & A, depreciation of fixed assets; amortization of leasehold improvements, goodwill, and other intangibles; but before federal and state income taxes, interest income and expense, accruals for this Plan's Incentive Awards, currency gains and losses, gains and losses on the sale of securities and fixed or capital assets not involving the sale of a business unit, and write-up of fixed assets as a result of an acquisition.

The effect of material extraordinary items will not normally be included in calculating EBIT, subject to modification by the Committee. This includes but is not limited to litigation awards or settlements, insurance recoveries, transaction costs for business unit acquisition or sale, and gains or losses on the sale of subsidiaries, divisions, or business units.

7.8	EBITA Margin

That percentage calculated by dividing EBIT before depreciation and amortization by operating revenue.

7.9	Formula Derived Allocation (or Formula Derived Incentive)

That portion of a Participant's award that is determined by defined objective performance criteria for achievement of Company, Business Unit and individual goals, as detailed on the Incentive Award Worksheet.

7.10	Incentive Award

The total of each Participant's Formula Derived Allocation plus Discretionary Allocation for any Plan Year.

7.11	Installment (Incentive Installment)

Any portion of an Incentive Award under the Plan for which an employment continuation period is specified that must be fulfilled before the amount is earned and payable. This includes the first portion of an Incentive Award payable after the end of the Plan Year or any remaining amount designated for payment at a later date.

7.12	Installment Year

Any year following the Plan Year in which an Installment of an Incentive Award under the Plan matures and becomes payable.

7.13	NAE (Net Assets Employed)

For purposes of calculating RONAEBIT for Business Units:

NAE shall mean net property and equipment plus inventory plus accounts receivable less accounts payable;

For purposes of calculating RONAEBIT at the Company Level:

NAE shall mean total assets including goodwill less:

-cash and cash equivalents

-all non-interest bearing liabilities with the exception of:

--accrued interest,

--Plan Incentive Award accruals,

--dividends payable.

(Extraordinary items are treated the same as for EBIT definition).

(Note: Mathematically NAE can also be calculated as total stockholders' equity including minority interests and dividends payable plus all interest bearing debt including accrued interest, LIFO reserve, if any, accruals for Plan Incentive Awards, less cash and cash equivalents).

7.14	Net Income

Net income to common stockholders determined in accordance with Generally Accepted Accounting Principles.

7.15	Operating Margin

That percentage calculated by dividing operating income plus depreciation and G&A expense by operating revenues.

7.16	Participant

Any officer or other key employee of the Company who has been recommended by the CEO and approved by the Committee to receive an Incentive Award under ENSCO's Key Employees' Incentive Compensation Plan.

7.17	Peer Companies

A list of companies designated by the Committee for comparison of ENSCO's performance. Currently, Rowan, Global Marine, Transocean, R&B Falcon, Marine Drilling, Atwood, Diamond Offshore, Santa Fe and Noble are designated as Peer Companies.

7.18	Plan

The ENSCO International Incorporated Key Employees' Incentive Compensation Plan.

7.19	Plan Year

The time period used for measurement of performance under the Plan and for which Incentive Awards are earned. The Plan Year will conform to the Company defined business year (i.e., calendar year).

7.20	Retirement

For purposes of this Plan, Retirement is defined as any termination other than "for cause" at which time the Participant has attained age 60 and achieved a combined total of 65 for years of service and age, or has attained age 55 and retires with the approval of the Committee.

7.21	Risk Free Rate of Return

The rate established by the Committee for the Plan Year based approximately on an assumed "risk free rate of return" obtainable from investing in 10 year Treasury bonds or other "risk free" government security as determined by the Committee.

7.22	RONAEBIT (Return on Net Assets Employed Before Interest and Taxes)

Earnings Before Interest and Taxes (EBIT) divided by Average Net Assets Employed (Average NAE).

7.23	Target Award (or Incentive Target)

The designated incentive level (stated as a percentage of salary or a specified amount) which is the maximum Formula Derived Allocation which may be earned by a Participant during a Plan Year.

Approved:

/s/ WILLIAM S. CHADWICK, JR. William S. Chadwick, Jr. Vice President & CAO	Date: November 14, 2000

/s/ CARL F. THORNE Carl F. Thorne President & CEO	Date: November 14, 2000